Exhibit 99.1

Finjan and Sophos Settle Patent Dispute
Companies Reach Global Peace with Licenses to Each Other’s Patent Portfolios

EAST PALO ALTO, CA – 04/03/17 -- Finjan Holdings, Inc. (NASDAQ: FNJN), a cybersecurity company, and its subsidiaries Finjan, Inc. and Finjan Mobile, Inc. (collectively "Finjan") today announced that on March 30, 2017, it has entered into an omnibus agreement (“Agreement”) with Sophos Group, plc, Sophos Limited, and Sophos Inc. (collectively “Sophos”). The Agreement resolved all the parties’ disputes, grants Sophos a fully paid up license to Finjan, Inc.’s patent portfolio, and a cross-license under Finjan Mobile, Inc. and Sophos’ patents for mobile applications field of use. The terms of the Agreement are confidential.

Finjan has pending infringement lawsuits or appeals against FireEye, Inc., Symantec Corp., Palo Alto Networks, ESET and its affiliates, and Cisco Systems, Inc., relating to, collectively, more than 20 patents in the Finjan portfolio. The court dockets for the foregoing cases are publicly available on the Public Access to Court Electronic Records (PACER) website, www.pacer.gov, which is operated by the Administrative Office of the U.S. Courts. All Finjan regulatory filings are available on the Securities and Exchange Commissions (SEC) website www.sec.gov, and can also be found at ir.finjan.com/all-sec-filings
ABOUT FINJAN
Established nearly 20 years ago, Finjan is a globally recognized leader in cybersecurity. Finjan's inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation. For more information, please visit U.
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Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Finjan’s expectations and beliefs regarding Finjan’s licensing program, the outcome of pending or future enforcement actions, the granting of Inter Partes Review (IPR) of our patents or an unfavorable determination pursuant to an IPR or other challenges at the USPTO of our patents, the enforceability of our patents, the cost of litigation, the unpredictability of our cash flows, our ability to expand our technology and patent portfolio, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings' intended operational plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2016, and the Company's periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc. All forward-looking statements herein reflect our opinions only as of the date of this release. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Investor Contact:
Vanessa Winter | Finjan \ Valter Pinto | KCSA Strategic Communications
(650) 282-3245
investors@finjan.com